Exhibit 4.54
THIS ELEVENTH SUPPLEMENTAL INDENTURE, dated as of October 31, 2016, by and among TOLL BROTHERS FINANCE CORP. (the “Issuer”), the parties listed on Schedule A hereto (each an “Additional Guarantor” and collectively, the “Additional Guarantor”) and THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”). Capitalized terms used in this Eleventh Supplemental Indenture and not otherwise defined herein (including terms used on Exhibit A attached hereto) shall have the meanings ascribed to them in the Indenture, dated as of September 11, 2012, by and among the Issuer, Toll Brothers, Inc., as Guarantor, the other Guarantors identified therein and the Trustee (as more fully described on Exhibit A attached hereto).
RECITALS
WHEREAS, Section 4.10 of the Indenture provides that if in accordance with the provisions of the Revolving Credit Facility the Company adds, or causes to be added, any Subsidiary that was not a Guarantor at the time of execution of the Original Indenture as a guarantor under the Revolving Credit Facility, such Subsidiary shall contemporaneously become a Guarantor under the Indenture;
WHEREAS, desiring to become a Guarantor under the Indenture, each of the Additional Guarantors is executing and delivering this Eleventh Supplemental Indenture; and
WHEREAS, the consent of Holders to the execution and delivery of this Eleventh Supplemental Indenture is not required, and all other actions required to be taken under the Indenture with respect to this Eleventh Supplemental Indenture have been taken.
NOW, THEREFORE IT IS AGREED:
Section 1.Joinder. Each Additional Guarantor agrees that by its entering into this Eleventh Supplemental Indenture, it hereby unconditionally guarantees all of the Issuer’s obligations under (i) the 0.5% Exchangeable Senior Notes due September 15, 2032, (ii)  any other Securities of any Series that has the benefit of Guarantees of other Subsidiaries of the Company, and (iii) the Indenture (as it relates to all such Series) on the terms set forth in the Indenture, as if each such Additional Guarantor was a party to the Original Indenture.
Section 2.    Ratification of Indenture. This Eleventh Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Eleventh Supplemental Indenture shall be read, taken and construed as one and the same instrument.
Section 3.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
Section 4.    Successors and Assigns. All covenants and agreements in this Eleventh Supplemental Indenture by each Additional Guarantor shall bind each Additional Guarantor’s successors and assigns, whether so expressed or not.
Section 5.    Separability Clause. In case any one or more of the provisions contained in this Eleventh Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.    Governing Law. This Eleventh Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Eleventh Supplemental Indenture is subject to the provisions of the TIA that are required to be part of this Eleventh Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.
Section 7.    Counterparts. This Eleventh Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
Section 8.    Role of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Eleventh Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Supplemental Indenture to be duly executed as of the date first above written.

TOLL BROTHERS FINANCE CORP., as Issuer

By:	/s/ Joseph R. Sicree
Name: Joseph R. Sicree
Title: Senior Vice President

THE SURVIVING GUARANTORS NAMED ON
SCHEDULE A HERETO, as Guarantors

By:	/s/ Joseph R. Sicree
Name: Joseph R. Sicree
Title: Designated Officer

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Laurence J. O'Brien
Name: Laurence J. O'Brien
Title: Vice President

[SIGNATURE PAGE TO ELEVENTH SUPPLEMENTAL INDENTURE
TO INDENTURE DATED AS OF SEPTEMBER 11, 2012]

SCHEDULE A

Additional Guarantors as of October 31, 2016

Toll ID I LLC, an Idaho limited liability company
Toll MA Land III Limited Partnership, a Massachusetts limited partnership

EXHIBIT A

For purposes of this Eleventh Supplemental Indenture, the term “Indenture” shall mean that certain Indenture, dated as of September 11, 2012 (the “Original Indenture”) by and among Toll Brothers Finance Corp., Toll Brothers, Inc. as Guarantor, the other Guarantors identified therein and the Trustee; (i) the First Supplemental Indenture dated as of April 30, 2013 (the “First Supplemental Indenture”), by and among the parties listed on Schedule A thereto (who, pursuant to such First Supplemental Indenture, affirmed their obligation as Guarantors) and the Trustee; (ii) the Second Supplemental Indenture dated as of April 30, 2014 (the “Second Supplemental Indenture”), by and among the parties listed on Schedule A thereto (who, pursuant to such Second Supplemental Indenture, affirmed their obligation as Guarantors) and the Trustee; (iii) the Third Supplemental Indenture dated as of July 31, 2014 (the “Third Supplemental Indenture”), by and among the parties listed on Schedule A thereto (who, pursuant to such Third Supplemental Indenture, affirmed their obligation as Guarantors) and the Trustee; (iv) the Fourth Supplemental Indenture dated as of October 31, 2014 (the “Fourth Supplemental Indenture”), by and among the parties listed on Schedule A thereto (who, pursuant to such Fourth Supplemental Indenture, affirmed their obligation as Guarantors) and the Trustee; (v) the Fifth Supplemental Indenture dated as of January 30, 2015 (the “Fifth Supplemental Indenture”), by and among the parties listed on Schedule A thereto (who, pursuant to such Fifth Supplemental Indenture, affirmed their obligation as Guarantors) and the Trustee; (vi) the Sixth Supplemental Indenture dated as of January 30, 2015 (the “Sixth Supplemental Indenture”), by and among the parties listed on Schedule A thereto (who, pursuant to such Sixth Supplemental Indenture, affirmed their obligation as Guarantors) and the Trustee; (vii) the Seventh Supplemental Indenture dated as of October 30, 2015 (the “Seventh Supplemental Indenture”), by and among the parties listed on Schedule A thereto (who, pursuant to such Seventh Supplemental Indenture, affirmed their obligation as Guarantors) and the Trustee; (viii) the Eighth Supplemental Indenture dated as of January 29, 2016 (the “Eighth Supplemental Indenture”), by and between the party listed on Schedule A thereto (who, pursuant to such Eighth Supplemental Indenture, affirmed its obligation as a Guarantor) and the Trustee; (ix) the Ninth Supplemental Indenture dated as of April 29, 2016 (the “Ninth Supplemental Indenture”), by and among the parties listed on Schedule A thereto (who, pursuant to such Ninth Supplemental Indenture, affirmed their obligations as Guarantors) and the Trustee; (x) the Tenth Supplemental Indenture dated as of October 31, 2016 (the “Tenth Supplemental Indenture”), by and among the Issuer, the parties listed on Schedule A thereto (who, pursuant to such Tenth Supplemental Indenture, affirmed their obligations as Guarantors) and the Trustee; and as may be further supplemented (including by this Eleventh Supplemental Indenture) and/or amended.